Exhibit 10.1

Employment Agreement

This Employment Agreement by and between Opiant Pharmaceuticals, Inc. (the “Company”) and Phil Skolnick (the “Employee”) (collectively, the “Parties”) is entered into by and between the Company and Employee effective as of February 6, 2017 (the “Effective Date”) (the “Agreement”).

WHEREAS the Company has requested that Employee provide services beneficial to the Company;

WHEREAS the Company seeks to employ Employee as Chief Scientific Officer;

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby mutually agree as follows:

1)	Employee shall have such responsibility and authority as is customarily possessed and exercisable by the Chief Scientific Officer of a corporation and Employee shall also perform such other executive and administrative duties consistent with the position of Chief Scientific Officer as Employee may reasonably be expected to be capable of performing on behalf of the Company and any subsidiaries and affiliates of the Company as may from time to time be authorized or directed by the Board of Directors of the Company (the “Board”) (collectively, “the Services”). Employee shall report to the Chief Executive Officer of the Company (the “CEO”).

2)	Employee shall provide the Services from the Effective Date through August 5, 2017 (the “Term”), subject to the other terms of this Agreement. Unless otherwise agreed in writing by Employee and the Company after August 5, 2017 this Agreement shall remain in effect on a month-to-month basis (the “Extended Term”) unless either Employee or the Company provides the other party with at least ten (10) business days written or electronic notice of termination of this Agreement, which termination can be given for any legal reason. In the event of such termination, the termination provisions set forth in Section 7 of this Agreement shall not be applicable and the Extended Term shall end at the end of month that is ten (10) business days after such notice is sent.

3)	During the Term, or the Extended Term to the extent it is applicable, Employee shall receive from the Company, on a pro rata basis, annual base cash pay at a rate of US$410,000 per annum (the “Base Cash Compensation”), unless otherwise agreed in writing by the Parties. Such Base Cash Compensation shall be paid by the Company to Employee in cash installments no less often than monthly and shall be subject to all applicable payroll tax withholdings and deductions. In addition, Company shall pay Employee a signing bonus of US$40,000 (the “Signing Bonus”) within fifteen (15) business days of Effective Date, which bonus shall be subject to all applicable payroll tax withholdings and deductions.

Employee shall be eligible to earn an incentive bonus in an amount and structure agreed upon by Employee and the Board and/or CEO. The amount of the incentive bonus payment shall be determined based on the achievement of specific milestones, representing a combination of both individual management objectives and corporate objectives. The Board and/or CEO shall, in its sole discretion, determine whether such objectives have been achieved, and the amount of Employee’s incentive bonus, if any. Any bonus awarded hereunder shall be subject to applicable payroll tax withholdings and deductions.

As a Company Employee, Employee shall accrue time off (“PTO”) under the Company’s paid time off program.

For purposes of this Agreement, “Owed Amounts” is defined as the total cash amounts owed by the Company to Employee, including, but not limited to, earned and unpaid Base Cash Compensation, earned and unpaid bonus cash compensation, earned and unpaid PTO, and any other amounts owed by the Company to Employee, including, but not limited to, amounts due to be reimbursed to Employee.

4)	Employee shall be entitled to timely reimbursement of all reasonable expenses incurred by Employee in the performance of duties in accordance with the Company’s policies.

5)	Employee shall be granted options to purchase two hundred thousand (200,000) shares of the Company’s common stock (the “Options”), each of which shall expire on the day that is the earlier of: (a) ninety (90) calendar days after Employee ceases to provide Services pursuant to this Agreement, (b) ninety (90) calendar days after the Extended Term, to the extent it is applicable, ends, (c) ninety (90) calendar days after the Term ends if there is no Extended Term, (d) Employee becomes subject to a termination or fundamental transaction pursuant to Paragraph 7 of this Agreement, or (e) ten (10) years from the date of issuance of such Options. Each Option shall be exercisable on a cashless basis at an exercise price equal to the higher of (a) $8.00, or (b) the next higher round number above the Company’s closing stock price on the Effective Date (the higher of (a) or (b) being the “Exercise Price”). By way of example, if the closing price of the Company’s stock on the Effective Date is $12.75, the Exercise Price of each Option shall be $13.00. By way of example, if the closing price of the Company’s stock on the Effective Date is $7.75, the Exercise Price of each Option shall be $8.00. One hundred thousand (100,000) of the Options shall vest on the eighteenth month anniversary of the issue date of the Options. Five thousand five hundred fifty-five (5,555) of the Options shall vest on each of the nineteenth, twentieth, twenty-first, twenty-second, twenty-third, twenty-fourth, twenty-fifth and twenty-sixth anniversaries of the Effective Date. Five thousand five hundred fifty-six (5,556) of the Options shall vest on each of the twenty-seventh, twenty-eighth, twenty-ninth, thirtieth, thirty-first, thirty-second, thirty-third, thirty-fourth, thirty-fifth and thirty-sixth anniversaries of the Effective Date. Such Options shall have other terms as determined by the Board.

Such Options shall be exercisable in the form of Notice of Stock Option Grant attached as Exhibit A hereto, which Options may be exercised, where applicable, pursuant to the form of Notice of Exercise of Stock Option (the “Exercise Notice”) attached as Exhibit B hereto.

Upon the exercise of such Options, the fair market value per share of common stock of the Company (the “Common Stock”) (with each share of Common Stock, a “Share”) shall be equal to the closing price of the Shares of Common Stock of the Company on the day prior to such exercise. Exercise of these Options shall occur by Employee’s: (i) surrendering the exercised Options at the principal office of the Company together with a properly completed and signed Notice of Exercise of Stock Option (as per Exhibit B hereto), and (ii) providing via email a readable .pdf or scan of all of the documentation set forth in (i) to the email addresses of the Chief Executive Officer, Chief Financial Officer and Controller (if the Company has a Controller at such time) of the Company at the time of such surrender (the current applicable email addresses being: rcrystal@opiant.com and kpollack@opiant.com).

Upon exercise of these Options pursuant to the terms of the prior paragraph, the number of Shares of Common Stock to be issued to Employee shall be computed using the following formula:

X =	Y(A-B)
A

Where X =	the number of Shares of Common Stock to be issued to Employee

Y =	the number of Shares of Common Stock purchasable under the Options or, if only a portion of the Options are being exercised, the portion of the Options being exercised (at the date of such calculation)

A =	the closing price of one Share of the Common Stock on the day prior to such exercise (as adjusted to the date of such calculation)

B =	the Exercise Price per Share (as adjusted to the date of such calculation)

In the event of Employee’s death, any vested Options, vested options or vested warrants held shall be transferrable to Employee’s estate (or as may otherwise be provided for by Employee. In the event of Employee’s death, any Options, options or warrants held that have not vested shall not be transferrable to Employee’s estate (or as may otherwise be provided for by Employee. No amendment, modification or termination of any equity grant document or any stock option awards and warrant awards shall, without the consent of Employee, materially impair any rights or obligations under any grant made to Employee.

6)	Employee shall be eligible to participate in the Company’s employee benefit plans (including medical, dental, vision and 401(k) plans), subject to eligibility requirements and the requirements of such plans. Details about these benefit plans shall be made available at Employee’s request. The Company reserves the right to modify or terminate benefits from time to time as it deems necessary or appropriate.

7)	The termination provisions and fundamental transaction provisions applicable to Employee are as follows:

a.	Termination of Employment by the Company for Cause: Notwithstanding anything herein to the contrary, during the Term or Extended Term, to the extent it is applicable, the Company may terminate this Agreement at any time for Cause (as hereinafter defined). In such an event Employee shall be deemed effectively terminated as of the time of delivery of such notice. For the avoidance of doubt, there will be no severance pay or other special payment upon such termination of employment by the Company for Cause and the Company shall not be obligated to provide any further compensation to Employee, except that Employee shall be entitled to all such options and warrants that have vested, and all Owed Amounts to which Employee is entitled to through the date of such termination and the Company shall pay Employee (or Employee’s estate, as soon as practicable after Employee’s death, if earlier) all such Owed Amounts within sixty (60) days after the date of such termination. For purposes of this Agreement, “Cause” means: termination based upon Employee’s (i) willful breach or willful neglect of his duties and responsibilities; (ii) conviction of or a plea of no contest with respect to a felony occurring on or after the execution of this Agreement; (iii) material breach of this Agreement; (iv) acts of fraud, dishonesty, misappropriation, or embezzlement; (v) willful failure to comply with the Board’s reasonable orders or directives consistent with Employee’s position; or (vi) becoming disqualified or prohibited by law from serving as Chief Scientific Officer of the Company; provided, however, that in the case of any act or failure to act described in clauses (i), (iii), or (v) above, such act or failure to act will not constitute Cause if, within ten (10) days after notice of such act or failure to act is given to Employee by the Company, Employee has corrected such act or failure to act (if it is capable of correction).

b.	Termination of Employment by the Company without Cause and Severance Benefits Awarded: If during the Term or extended Term, to the extent it is applicable, the Company terminates Employee’s employment or if Employee resigns within twelve (12) months of a Constructive Termination (as hereinafter defined) of Employee’s employment, and in either case such termination is not for Cause, then the Company shall pay Employee (or Employee’s estate, as soon as practicable after Employee’s death, if earlier) within sixty (60) days after the date of such termination the sum of: (i) all Owed Amounts to which Employee is entitled to; (ii) (1) times the Base Cash Compensation; and (iii) one (1) times the bonus cash compensation, excluding the Signing Bonus, awarded to Employee, regardless whether paid to Employee, during 2017. In the event of such termination, all outstanding stock options, warrants, restricted share awards, performance grants and the like held by Employee on Employee’s last day of service shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever. Constructive Termination shall occur if, unless otherwise agreed in writing or electronically between Employee and the Company: (i) either (A) there is a reduction of any amounts of Employee’s compensation set forth in this Agreement or a reduction in annual cash pay or a material adverse change to the incentive plan that affects Employee differentially and adversely from other employees, management, and/or officers with comparable levels of responsibility; (B) there is a material change in Employee’s authority, duties, or responsibilities, including without limitation Employee’s ceasing to be the Chief Scientific Officer, or Employee’s no longer being part of the executive team; (C) upon the Company’s or its successor’s reasonable request, Employee refuses to relocate to a facility or location more than twenty (20) miles from Employee’s location at such time; (D) Employee is subjected to discrimination, harassment or abuse as a result of Employee’s race, color, religion, creed, sex, age, national origin, sexual orientation, or disability; (E) there is a failure of a successor of the Company to assume the obligations of this Agreement; or (F) there is a material breach by the Company of this Agreement; and (ii) Employee provides the Board written notice within thirty (30) days after the occurrence of one or more of the above events in (i); and (iii) the Board does not remedy the condition so identified within thirty (30) days.

c.	Termination of Employment Due to Disability and Severance Benefits Awarded: The Company may terminate Employee’s employment for disability. In the event of a termination as a result of Employee’s disability, the Company shall pay Employee (or Employee’s estate, as soon as practicable after Employee’s death, if earlier) on the date which is sixty (60) days after the date of such termination the sum of: (i) all Owed Amounts to which Employee is entitled to; (ii) (A) one (1) times the Base Cash Compensation; and (iii) one-half (0.5) times the bonus cash compensation, excluding the Signing Bonus, awarded to Employee, regardless whether paid to Employee, during 2017. In the event of such termination, all outstanding stock options, warrants, restricted share awards, performance grants and the like held by Employee on Employee’s last day of service shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever.

d.	Benefits Following a Fundamental Transaction: To the extent that during the Term there shall be a Fundamental Transaction (as hereinafter defined), notwithstanding any term to the contrary in this Agreement, Employee shall be entitled to receive the Fundamental Transaction Compensation (as hereafter defined). For purposes of this Agreement, a “Fundamental Transaction" shall means the Company, directly or indirectly, in one or more related transactions effects, complete or consummates, as applicable any (i) merger or consolidation of the Company with or into another person, or (ii) reclassification, reorganization or recapitalization of the Company’s common stock or any compulsory share exchange pursuant to which the Company’s common stock is effectively converted into or exchanged for other securities, cash or property, (iii) sale, lease, license, assignment, transfer, conveyance or other disposition of 50% or more of its assets, (iv) purchase offer, tender offer or exchange offer (whether by the Company or another person) pursuant to which holders of Company’s common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Company’s common stock, or (v) stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of Company’s common stock (not including any shares of Company’s common stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination). For all purposes of this Agreement, the term Fundamental Transaction Compensation shall mean the sum of: (i) all Owed Amounts to which Employee is entitled to; (ii) one (1) times the Base Cash Compensation; and (iii) one (1) times the bonus cash compensation, excluding the Signing Bonus, awarded to Employee, regardless whether paid to Employee, during 2017. In the event of a Fundamental Transaction, all outstanding stock options, warrants, restricted share awards, performance grants and the like held by Employee on Employee’s last day of service shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever. Unless the Board shall reasonably determine otherwise in good faith, in the event that the Company effects a Fundamental Transaction, each option and warrant then outstanding (the “Equity Grants”) shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Equity Grant. The holder of such Equity Grant, and the shares underlying such Equity Grant, shall have the right to receive the consideration per share receivable by other holders of shares of the Company’s common stock as a result of such Fundamental Transaction. If holders of shares of the Company’s common stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction with respect to the shares, then the Equity Grant holder shall be given the same choice. Notwithstanding the foregoing, in the event of a Fundamental Transaction and if the Board may reasonably determine in good faith, the Equity Grants may be (i) honored or assumed, or new rights substituted therefore (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by the Company or its affiliates or any successor entity in the Fundamental Transaction immediately following the Fundamental Transaction; provided that any such Alternative Award must provide each holder with (a) rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under the Equity Grant and (b) substantially equivalent value to such Equity Grant (determined at the time of the Fundamental Transaction); or (ii) purchased by the Company by paying to the holder an amount of cash equal to the value of the remaining unexercised portion of the Equity Grant on the date of the consummation of such Fundamental Transaction to be determined by a reasonable method selected by the Board in good faith. In the event that a successor entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of Equity Grants referring to the “Company” shall refer instead to the successor entity) the Company, such successor entity may exercise every right and power of the Company and shall assume all of the obligations of the Company under Equity Grant with the same effect as if such successor entity had been named as the Company therein. The Fundamental Transaction Compensation shall be paid to Employee within twenty (20) days of the Fundamental Transaction. For avoidance of confusion, in the event of a Fundamental Transaction while Employee is employed by the Company, Employee shall be entitled to the Fundamental Transaction Compensation and not any other termination compensation set forth elsewhere in this Paragraph 7. In the event that Employee is terminated for any reason and within one (1) year of termination there is a Fundamental Transaction, then Employee shall be entitled to the Fundamental Transaction Compensation.

8)	Except as otherwise provided herein, in the event that: (a) there is no termination of Employee or a Fundamental Transaction as per the terms of Paragraph 7 herein; and (b) Employee either (i) fails to provide the Services during the Term, or the Extended Term to the extent it is applicable; or (ii) leaves the employ of the Company before the end of the Term, or the Extended Term to the extent it is applicable, then Employee shall waive: (a) all rights to any Base Cash Compensation not yet earned; (c) all rights to any bonus compensation not yet earned; (d) all rights to any PTO not yet earned; (e) all rights to any options not yet issued and to any options not yet vested; and (f) all rights to the benefit plans set forth in Paragraph 6 herein, except that Employee shall receive four (4) months of such benefit plans, to the extent Employee already has such benefit plans in place, and/or relevant reimbursements. Notwithstanding the foregoing, Employee shall be entitled to keep all vested warrants and options that have been issued to Employee and Employee shall be entitled to all Owed Amounts to which Employee is entitled to, which Owed Amounts shall be paid by the Company to Employee within sixty (60) days.

9)	Covenants by Employee

(a)	Property of the Company.

(1)     Employee covenants and agrees that upon the termination of this Agreement for any reason or, if earlier, upon the Company’s request, Employee shall promptly return all Property which had been entrusted or made available to Employee by the Company.

(2)     The term “Property” shall mean all records, files, memoranda, drawing, plans, sketches, tests and experiments, results, reports, keys, codes, computer hardware and software, price lists and other property of any kind or description prepared, used or possessed by Employee during the engagement (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Employee individually or with others during the engagement which relate to the Company’s business, products or services.

(b)	Intellectual Property - Definitions.

(1)     “Intellectual Property Rights” means all rights in and to U.S. and foreign (i) patents, patent disclosures and inventions (whether patentable or not), (ii) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable works (including computer programs), and rights in data and databases, (iv) trade secrets, know-how and other confidential information, and (v) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.

(2)     “Pre-existing Intellectual Property Rights” means all Intellectual Property Rights owned by Employee or by Employee jointly with any third parties, which were created or invented by Employee prior to the period of this Agreement by and relate in any way to the business or contemplated business, activities, research or development of the Company, including but not limited to any invention and works of authorship and any registrations and applications arising from or related to the foregoing.

(3)     “Work Product” means all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Employee individually or jointly with others during the period of this Agreement (including prior to the Effective Date) and relating in any way to the business or contemplated business, products, activities, research or development of the Company or resulting from any work performed by Employee for the Company (including prior to the Effective Date and, in each case, regardless of when or where the work product is prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies and other tangible embodiments thereof.

(c)	Pre-existing Intellectual Property Rights. Employee hereby acknowledges and agrees that:

(1)     Employee has attached as Exhibit C to this Agreement a list describing with particularity any Pre-existing Intellectual Property Rights, including, if applicable, titles and registration and application numbers. The Pre-existing Intellectual Property Rights listed in Exhibit C will be owned by or assigned to the Company under this Agreement. Any Pre-existing Intellectual Property Rights not specifically listed in Exhibit C will be retained by Employee and will not be owned by or assigned to the Company under this Agreement.

(2)     To the extent that Employee incorporates any Pre-existing Intellectual Property Rights into any Work Product during the period of this Agreement, Employee hereby irrevocably grants to the Company a royalty-free, fully paid-up, perpetual, transferable, worldwide non-exclusive license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, offer to sell, sell, import and otherwise distribute such Pre-existing Intellectual Property Rights as part of or in connection with such Work Product, and to practice any method related thereto.

(d)	Work Product. Employee hereby acknowledges and agrees that:

(1) All right, title and interest in and to all Work Product as well as any and all Intellectual Property Rights therein and all improvements thereof shall be the sole and exclusive property of the Company.

(2) The Company shall have the unrestricted right, in its sole and absolute discretion, whether or not to (A) use, commercialize or market any Work Product or (B) file an application for patent, copyright registration or any other Intellectual Property Rights and prosecute or abandon such application prior to issuance or registration. No royalty or other consideration shall be due or owing to Employee now or in the future as a result of such activities.

(3) The Work Product is and shall at all times remain the confidential information of the Company.

(e)           Work Made for Hire; Assignment. Employee acknowledges that, by reason of being engaged as a Employee by the Company at the relevant times, to the extent permitted by law, all Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Employee hereby irrevocably assigns to the Company, and its successors and assigns, for no additional consideration, Employee’s entire right, title and interest in and to all Work Product, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than the Company would have had in the absence of this Agreement.

(f)           Disclosure of Work Product; Maintenance of Records. During this Agreement, Employee shall promptly make written disclosures to the Company of all Work Product, and shall at all times keep and maintain adequate, current, accurate, and authentic records of all Work Product. Such records may be in the form of notes, sketches, drawings, flow charts, electronic files, laboratory notebooks, reports or any other format that may be specified by the Company. The records shall at all times be the sole and exclusive property of the Company and Employee agrees not to remove such records from the Company’s premises, except as may be expressly permitted by the Company in its written policies or by its prior written consent.

(g)	Representations and Warranties.

(1)     No Conflicts. Employee hereby represents and warrants that Employee is not subject to any obligation to others which would be inconsistent with any provision of this Agreement, including with respect to any Pre-existing Intellectual Property Rights, and that Employee has the right to grant the license granted pursuant to this Agreement.

(2)     No Infringement.  Employee hereby represents and warrants, to Employee’s knowledge, all Pre-existing Intellectual Property licensed to the Company pursuant to this Agreement does not and all Work Product will not infringe, misappropriate, dilute or otherwise violate any third party’s Intellectual Property Rights or other rights; provided that Employee shall not be liable for any infringement, misappropriation, dilution or other violations to the extent arising out of any instructions or materials supplied to Employee by the Company.

(h)          Further Assurances; Power of Attorney. During and after the period of this Agreement, Employee agrees to reasonably cooperate with the Company at the Company’s expense to (i) apply for, obtain, perfect and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction throughout the world and (ii) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. Employee hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Employee’s behalf in its name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Employee does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). This power of attorney is coupled with an interest and shall not be affected by Employee’s subsequent incapacity.

(i)           Moral Rights. To the extent any copyrights are assigned under this Section, Employee hereby irrevocably waives in favor of the Company, to the extent permitted by applicable law, any and all claims Employee may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” in relation to all works of authorship to which the assigned copyrights apply.

(j)           No Conflict of Interest. During the term of this Agreement, Employee will not undertake any obligation inconsistent with the terms of this Agreement unless Employee receives prior express written or electronic authorization from the Company.  Employee warrants that there is no other contract or duty on the part of Employee that conflicts with or is inconsistent with this Agreement.  This paragraph does not prevent Employee from performing the same or similar services for clients other than Company so long as the clients are not direct competitors of the Company and so long as such services do not directly or indirectly conflict with Employee’s obligations under this Agreement. A “direct competitor” of the Company for purposes of this Agreement is defined as any individual, partnership, corporation and/or other business entity that engages in the business of the Company.

10)	Confidential Information

(a)          During the course of this Agreement, from time to time, Employee is likely to obtain knowledge of trade secrets and other confidential information with regard to the business and financial affairs of the Company and its subsidiaries (together the “Group”) and its customers’ and suppliers’ details (the “Confidential Information”). Accordingly, Employee shall not (except in the proper course of the Services hereunder) during this Agreement, and at any time thereafter (such obligation continuing indefinitely), divulge any Confidential Information to any person, firm, corporation, or entity whomsoever other than as required by law or legal or similar proceedings, or as required to conduct the duties and responsibilities set forth in this Agreement. Employee shall use best endeavors to prevent the unauthorized publication or disclosure of Confidential Information, and shall not use for Employee’s own purposes, or for any purposes other than those of the Company Confidential Information (which may come to Employee’s knowledge during or in the course of this Agreement hereunder or as a result of Employee’s engagement by any subsidiary of the Company). Such Confidential Information shall, without limitation, be deemed to include the following:

(1)     Any knowledge or information relating to any trade secret, process, invention, or concerning the business or finances of the Group or any dealings relating thereto;

(2)      Transactions or affairs of any of the Group, or of any officers, directors, shareholders, or employees of the Group, or any other information of a confidential character (including such information belonging to or relating to any third party);

(3)     Any information concerning the structure and format of the Group’s products, promotions, and services;

(4)     Any confidential business methods of the Group;

(5)     Any confidential pricing information or any information relating to prospective or actual tenders for contracts with prospective or actual suppliers or customers of the Group;

(6)     Any confidential client or customer lists of the Group; and

(7)     Any document or data of the Group marked confidential or which Employee might reasonably expect to be of a confidential nature.

(b)    All articles, notes, sketches, computer programs, plans, memoranda, records, and any other documents (whether in hard or electronic form) or copies thereof provided to, created or used by Employee in relation to any Confidential Information shall be and remain the property of the Company, or the relevant subsidiary of the Company, and shall be delivered together with all copies thereof, to the Company or as it shall direct from time-to-time, on demand or immediately when Employee ceases to be engaged by the Company.

(c)    The obligations in this Section shall not apply to information that is in the public domain other than by reason of breach of this Section.

(d)   Employee obligations under this Section shall, with respect to each subsidiary of the Company, constitute a separate and distinct covenant in respect of which Employee hereby covenants with the Company as trustee for each such other company.

(e)    Each of the sub-paragraphs of this Section shall be separate, distinct, and severable from each other. In the event that any of the sub-paragraphs is held void but would be valid if any part of the wording thereof were deleted, such restriction shall apply with such deletions as may be necessary to make it valid and effective.

11)	This Agreement shall be governed by and construed in accordance with the laws of the United States, and specifically the laws of the state of California. Should a dispute arise, both parties shall subject themselves to exclusive jurisdiction of the courts of the state of California.

12)	This Agreement constitutes the entire understanding between the Parties relating to its subject matter, superseding all negotiations, prior discussions, preliminary agreements and agreements relating to the subject matter hereof made prior to the date hereof. No waiver by a Party of any breach by another Party of any term, provision or condition of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. This Agreement may not be modified or amended except in writing signed by the Parties. Each of the Parties hereto agrees that this Agreement has been jointly prepared, and that no claim may be asserted by any Party that any ambiguity in this Agreement may be construed against any one Party. Except as expressly herein amended, all of the terms and conditions of this Agreement shall continue in full force and effect, and the same are hereby ratified and confirmed.

13)	This Agreement may be executed in counterparts, each of which shall constitute an original but together shall constitute one and the same Agreement. The Parties further agree that such counterparts may be provided via scan, email, and/or facsimile to one another, each of which shall be binding upon the signatory who sends the scan, email and/or facsimile that was signed by such sending signatory. The Parties further agree to exchange the original signature pages hereof as soon as practicable after sending such scan, email and/or facsimile, but in any dispute or controversy, the Parties hereto agree that it shall not be necessary for any such Party to provide the original signature pages of the other as a condition of enforcing this Agreement, it being understood that such scan, email and/or facsimile signature pages shall be sufficient to establish the consent of the Party who sent the scan, email and/or facsimile that was signed by such sending signatory to be bound by the terms of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of this 6th day of February 2017.

OPIANT PHARMACEUTICALS, INC.

By:	/s/ Roger Crystal
Name:	Roger Crystal
Title:	Chief Executive Officer

By:	PHIL SKOLNICK
Name:	/s/Phil Skolnick
Title:	Chief Scientific Officer

EXHIBIT A

OPIANT PHARMACEUTICALS, INC.

401 Wilshire Blvd., 12th Floor

Santa Monica, CA 90401

Form of Notice of Stock Option Grant

Dear Phil Skolnick,

Pursuant to the Employment Agreement between Opiant Pharmaceuticals, Inc. (the “Company”) and you effective February 6, 2017 (the “Employment Agreement”), the Company has granted you options (the “Options”) to purchase common stock of the Company (the “Common Stock”) (with each share of Common Stock, a “Share”) as follows:

Board Approval Date:	[ ], 2017

Date of Grant:	February 6, 2017

Exercise Price per Share:	US$[ ], which shall be equal to or greater than the fair market value of a Share of Common Stock on the Date of Grant.

Total Number of Shares Granted:	200,000

Method of Exercise:	Cashless exercise

Type of Options:	Non-Qualified Stock Options

Expiration Date:	February 5, 2027

Termination Period:	Except as otherwise provided below, these Options may be exercised for a period of ten (10) years from the Date of Grant. You are responsible for keeping track of these exercise periods in the event you no longer are employed by the Company. The Company will not provide further notice of such periods.

Notwithstanding anything herein to the contrary, these Options shall expire on the day that is the earlier of: (a) ninety (90) calendar days after Employee ceases to provide Services (as defined in the Employment Agreement”) pursuant to the Employment Agreement, (b) ninety (90) calendar days after the Extended Term (as defined in the Employment Agreement), to the extent it is applicable, ends, (c) ninety (90) calendar days after the Term (as defined in the Employment Agreement) ends if there is no Extended Term (as defined in the Employment Agreement), (d) Employee becomes subject to a termination or fundamental transaction pursuant to Paragraph 7 of the Employment Agreement, or (e) ten (10) years from the date of issuance of such Options.

Transferability:	These Options may not be transferred, except upon your death or as permitted by applicable laws and regulations.

Restriction on Exercise:	None, except as provided herein.

Vesting:	One hundred thousand (100,000) of these Options shall vest on the eighteenth month anniversary of the issue date of the Options. Five thousand five hundred fifty-five (5,555) of these Options shall vest on each of the nineteenth, twentieth, twenty-first, twenty-second, twenty-third, twenty-fourth, twenty-fifth and twenty-sixth anniversaries of the Effective Date (as defined in the Employment Agreement). Five thousand five hundred fifty-six (5,556) of these Options shall vest on each of the twenty-seventh, twenty-eighth, twenty-ninth, thirtieth, thirty-first, thirty-second, thirty-third, thirty-fourth, thirty-fifth and thirty-sixth anniversaries of the Effective Date (as defined in the Employment Agreement).

Death:	Notwithstanding anything herein to the contrary, in the event of your death, all exercisable Options may be exercised by your estate (or as may otherwise be provided for by you) at any time prior to the expiration date of the term of the Options.

Fundamental Transaction:	Unless the Board of Directors of the Company (the “Board”) shall reasonably determine otherwise in good faith, in the event that the Company effects a Fundamental Transaction (as defined below), any outstanding Options shall be fully exercisable regardless of the vesting and exercise schedule otherwise applicable to such Options. You shall have the right to receive the consideration per Share receivable by other holders of Shares of Common Stock as a result of such Fundamental Transaction. If holders of Shares of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction with respect to the Shares, then you shall be given the same choice.

Notwithstanding the foregoing, in the event of a Fundamental Transaction and if the Board may reasonably determine in good faith, the Options may be (i) honored or assumed, or new rights substituted therefore (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by the Company or its affiliates or any successor entity in the Fundamental Transaction immediately following the Fundamental Transaction; provided that any such Alternative Award must provide you with (a) rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under the Options and (b) substantially equivalent value to such Options (determined at the time of the Fundamental Transaction); or (ii) purchased by the Company by paying to you an amount of cash equal to the value of the remaining unexercised portion of the Options on the date of the consummation of such Fundamental Transaction to be determined by a reasonable method selected by the Board in good faith. In the event that a successor entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of the Options referring to the “Company” shall refer instead to the successor entity) the Company, such successor entity may exercise every right and power of the Company and shall assume all of the obligations of the Company under Options with the same effect as if such successor entity had been named as the Company therein.

For purposes of this provision, the term “Fundamental Transaction” shall mean the Company, directly or indirectly, in one or more related transactions effects, complete or consummates, as applicable any (i) merger or consolidation of the Company with or into another person, or (ii) reclassification, reorganization or recapitalization of the Common Stock or any compulsory Share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (iii) sale, lease, license, assignment, transfer, conveyance or other disposition of 50% or more of its assets, (iv) purchase offer, tender offer or exchange offer (whether by the Company or another person) pursuant to which holders of Common Stock are permitted to sell, tender or exchange their Shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, or (v) stock or Share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding Shares of Common Stock (not including any Shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or Share purchase agreement or other business combination).

Adjustments:	If there is any change in the number or kind of Shares of Common Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of Shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding stock as a class without the Company’s receipt of consideration, or if the value of outstanding Shares of stock is substantially reduced as result of a spinoff or the Company’s payment of any extraordinary dividend or distribution, the kind and number of Shares covered by, or to be issued or issuable under, any outstanding Options and the price per Share or the applicable market value of such Options shall be required to be equitably adjusted by the Company to reflect any increase or decrease in the number of, or change in the kind or value of, issued Shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits such outstanding Options; provided, however, than any fractional Shares resulting from such adjustment shall be eliminated. Any adjustments to outstanding Options shall be consistent with Section 409A of the Internal Revenue Code, to the extent applicable. The adjustments of Options hereunder shall include adjustment of Shares, Exercise Price, or other terms and conditions, as the Company deems appropriate so long as the Company acts in good faith and in a fair and reasonable manner. Any adjustments determined by the Company shall be final, binding and conclusive so long as the Company acts in good faith and in a fair and reasonable manner.

Following receipt by the Company of evidence and/or an indemnity from you to the Company in a form reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of these Options or any certificates for representing the Shares underlying these Options and, in the event of mutilation, following the surrender and cancellation of such Options or stock certificate, the Company will make and deliver replacement Options or stock certificate of like tenor and dated as of such cancellation, in lieu of these Options or stock certificates, without any charge therefor, it being understood that the making and/or delivery of such replacement Options or stock certificates by the Company will not be unreasonably withheld.  Any such replacement Options or stock certificates shall be subject to the same terms, conditions, and restrictions as these Options and any Shares underlying these Options. Subject to the restrictions and requirements of applicable law, these Options are exchangeable at any time for an equal aggregate number of options of different denominations, as reasonably requested by you surrendering the same, or in such denominations as may be requested by you (but not exceeding the number of Shares underlying the Options in these Options in the aggregate).  No service charge will be made for such registration or transfer, exchange or reissuance.

Upon the exercise of these Options, the fair market value per Share shall be equal to the closing price of the Shares on the day prior to such exercise. Exercise of these Options shall occur by your: (i) surrendering the exercised Options at the principal office of the Company together with a properly completed and signed Notice of Exercise of Stock Option (as per Exhibit B), and (ii) providing via email a readable ..pdf or scan of all of the documentation set forth in (i) to the email addresses of the Chief Executive Officer, Chief Financial Officer and Controller (if the Company has a Controller at such time) of the Company at the time of such surrender (the current applicable email addresses being: rcrystal@opiant.com and kpollack@opiant.com).

Upon exercise of these Options pursuant to the terms of the prior paragraph, the number of Shares of Common Stock to be issued to you shall be computed using the following formula:

X =	Y(A-B)
A

Where X =	the number of Shares of Common Stock to be issued to you

Y =	the number of Shares of Common Stock purchasable under the Options or, if only a portion of the Options are being exercised, the portion of the Options being exercised (at the date of such calculation)

A =	the closing price of one Share of the Common Stock on the day prior to such exercise (as adjusted to the date of such calculation)

B =	the Exercise Price per Share (as adjusted to the date of such calculation)

These Options may be delivered to you electronically with a scanned signature, in which case they shall have the same effect and force as if they had been delivered in original signed form.

By your signature and the signature of the Company’s representative below, you and the Company agree to the terms of these Options.

OPIANT PHARMACEUTICALS, INC.

Kevin Pollack, Chief Financial Officer

EXHIBIT B

Form of Notice of Exercise of Stock Option

Ladies and Gentlemen:

This letter constitutes an unconditional and irrevocable notice that I hereby exercise the stock Option(s) granted to me by Opiant Pharmaceuticals, Inc., a Nevada corporation (the “Company”) on _______________ at a fair market value of US$ ______ per Share (equal to the closing price of the Shares of Common Stock of the Company on the day prior to this exercise). Pursuant to the terms of such Option(s), I wish to purchase _______________ Shares of the Common Stock covered by such Option(s) at the Exercise Price(s) of US$ ______ per Share via cashless exercise.

These Shares should be delivered as follows:

Name:

Address:

Social Security Number:

I represent that I will not dispose of such Shares in any manner that would involve a violation of applicable securities laws.

Dated:	By:

Name:

Email:

Phone:

EXHIBIT C

LIST OF PRE-EXISTING INTELLECTUAL PROPERTY RIGHTS

Unregistered Intellectual Property

Title	Brief Description	Date

Registered Intellectual Property

Jurisdiction	Name or Title	Status (Pending or Registered)	Registration or Application Serial Number	Registration or Application Date

☑ No Pre-existing Intellectual Property Rights

☐ Additional Sheets Attached

Signature of behalf of the Consultancy: _____________________________

Print Name: ____________________________

Date: ______________